                                                                       EXHIBIT 5

             [Fried, Frank, Harris, Shriver & Jacobson Letterhead]


                                                          (Writer's direct line)
                                                               212-859-8185
January 2, 1998                                            (FAX:  212-859-8587)

McKesson Corporation
One Post Street
San Francisco, CA 94104

Ladies and Gentlemen:

          We are acting as special counsel to McKesson Corporation, a Delaware corporation ("McKesson"), in connection with the Registration Statement on Form S-4 (No. 333-40587), as amended (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of McKesson's Common Stock, par value $.01 per share ("McKesson Common Stock"), to be issued in connection with the merger (the "Merger") of AmeriSource Health Corporation, a Delaware corporation ("AmeriSource"), with and into McKesson, pursuant to an Agreement and Plan of Merger, as amended (the "Merger Agreement"), by and among McKesson, Patriot Acquisition Corporation and AmeriSource. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than McKesson, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed

McKesson Corporation                    - 2 -                    January 2, 1998




the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of McKesson, and others.

          Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that if the shares of McKesson Common Stock are issued as described in the Registration Statement, at such time of issuance such shares of McKesson Common Stock will be validly issued, fully paid and nonassessable.

          This opinion is limited to the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the McKesson Common Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                               Very truly yours,

                              Fried, Frank, Harris, Shriver & Jacobson

                               By: /s/Aviva Diamant
                                   ------------------------------------
                                   Aviva Diamant